FREE WRITING PROSPECTUS Dated November 21, 2013	Filed Pursuant to Rule 433 Registration No. 333-171684 Registration No. 333-171684-04

$1.0bln Ally Financial 2013-4 Non-Prime Auto Loans

Jt-Leads: BofAML (struc), CS, DB

Co-Mgrs: BMO,CIBC,GS,MS,Scotia

CL	$SIZEMM	WAL	M/S	PWIN	E.FINAL	L.FINAL	BENCH	YIELD	PRICE	CPN
A-1	273.000	1.30	Aaa/AAA	13-19	6/15	3/21/16	1ML + 38		100.00000
A-2	240.000	1.90	Aaa/AAA	19-27	2/16	2/21/17	EDSF + 50	0.858	99.98780	0.85
A-3	271.000	2.66	Aaa/AAA	27-38	1/17	3/20/18	iSWP + 55	1.093	99.99865	1.09
A-4	73.940	3.32	Aaa/AAA	38-42	5/17	7/20/18	iSWP + 72	1.476	99.99522	1.47
B	50.940	3.62	Aa2/AA	42-45	8/17	10/22/18	iSWP + 120	2.073	99.98574	2.06
C	48.260	3.91	A1/A	45-49	12/17	2/20/19	iSWP + 170	2.686	99.99600	2.67
D	42.900	4.18	Baa2/BBB	49-51	2/18	5/20/19	iSWP + 215	3.249	99.97183	3.22
E	37.530	NOT OFFERED

TICKER:	AFIN 2013-4
REGISTRATION:	Public
EXPECTED RATINGS:	Moodys/S&P
EXPECTED SETTLE:	11/27/13
PXG SPEED:	1.4% ABS 10% CALL
FIRST PAY:	12/20/13
BILL & DELIVER:	BofAML
MIN DENOMS:	$1K X $1K

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.